Exhibit 8.1
[Letterhead of Hogan & Hartson LLP]
June 12, 2007
Webster Financial Corporation
Webster Plaza
145 Bank Street
Waterbury, Connecticut 06702
Ladies and Gentlemen:
     This firm has acted as counsel to Webster Financial Corporation (the “Webster”) in connection with the issuance of Fixed to Floating Rate Junior Subordinated Notes by Webster (the “Junior Subordinated Notes”), the issuance of Fixed to Floating Rate Trust Preferred Securities by Webster Capital Trust IV (the “Trust Preferred Securities”), and the filing of a registration statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on the date hereof. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. §229.601(b)(8), in connection with the Registration Statement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings set forth in the prospectus (the “Prospectus”) included as part of the Registration Statement.
     In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including (but not limited to) the following: (i) the Registration Statement; (ii) the forms of the Junior Subordinated Notes and the Trust Preferred Securities; (iii) the Indenture; and (iv) the Trust Agreement. The following opinion is also premised, in part, on certain factual representations of Webster in a letter to us that is dated the date hereof.
     In our review, we have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the accuracy and completeness of all of such documents, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the

Webster Financial Corporation
June 12, 2007

Prospectus. We have consequently relied upon representations and information presented in such documents.
     Based upon the foregoing, we hereby confirm to you our opinions as set forth under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus, subject to the limitations set forth therein.
     We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to, any other governmental agency or other person or entity without the prior written consent of this firm.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON LLP

HOGAN & HARTSON LLP